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                                                                   EXHIBIT 10.64
                               September 25, 1996

Dr. Kenneth H. Harper
Brookside, Roman Road
Ingatestone
Essex CMR 9PE
England

Dear Ken:

     APPLIED BIOSCIENCE INTERNATIONAL INC. ("APBI" or the "Company") considers the continuing maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the uncertainty and questions which a potential change of control may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company further recognizes that in your role as Chairman, Chief Executive Officer and President of the Company, you will have increased duties and responsibilities in responding to a change of control. Accordingly, the Company's Board of Directors has determined that given the pending merger agreement between the Company and Pharmaceutical Product Development, Inc. ("PPD"), it is imperative that the Company and the Board of Directors be able to rely upon you to remain in your position and to provide advice, if requested, as to the best interests of the Company.

     In order to induce you to remain in the employ of the Company and to provide the Company with additional flexibility regarding your employment, this letter agreement sets forth the terms of your continued employment and the severance benefits which the Company agrees will be provided to you in the event of your termination of full-time employment following a "change in control of the Company" (as defined in Section 2 hereof) or under the circumstances described below.

     1. EXISTING EMPLOYMENT AGREEMENT; TERMS OF CONTINUED EMPLOYMENT. (a) You acknowledge and agree that your existing employment agreement is hereby renewed through December 31, 1996. During such renewal period, you will continue to be employed by the Company at an annual salary of $250,000. Prior to a change in control of the Company, you will continue to serve as Chairman, Chief Executive Officer and President of the Company and subsequent to a change of control you will serve as a senior executive officer of the Company, with a title to be agreed upon. You will be subject to the direction of the Board of Directors of the Company (or the Board of Directors of PPD subsequent to a change in control of the Company) and will perform such duties as may be assigned to you by the Board of the Company or PPD, consistent with your position or former position as Chairman, Chief Executive Officer and President of the Company. Your services will be performed primarily from your residence at Brookside, Roman Road, Ingatestone, Essex CMR 9PE, England or such other location as you and the Company may mutually agree. You will not be obligated to relocate your personal residence in connection with the perform of your duties hereunder. In the event your full-time employment is terminated prior to December 31, 1996, you will be entitled to the severance payments set forth in Section 3.

     (b) Upon termination of your full-time employment with the Company, you will be employed by the Company as a part-time employee pursuant to the terms of the April 30, 1993 extension letter between you and the Company (the "Extension Letter") a copy of which is attached hereto as Exhibit A. The "Extension Period" as defined in Section 2 of the Extension Letter shall commence as of the last day of your full-time employment with the Company.

     2. CHANGE IN CONTROL. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.
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     3. COMPENSATION UPON TERMINATION OF FULL-TIME EMPLOYMENT.  (a) Upon your involuntary termination of full-time employment by the Company (other than for "cause" as defined herein) within three (3) months prior to a change in control, or upon your voluntary or involuntary termination of full-time employment (other than for "cause" as defined herein) following a change in control (but prior to December 31, 1996), the Company shall make a lump sum payment to you equal to the base salary you otherwise would have earned for the period from the date of your termination through December 31, 1996, based upon the salary rate in effect for you as of the date of your termination of full-time employment. This lump sum payment shall be made no later than ten (10) days following the termination of your full-time employment with the Company. In addition, you shall be entitled to receive employer-provided health and dental benefits through December 31, 1996. Such months of employer-provided benefits shall be counted against your eighteen (18) months of COBRA coverage. The lump sum payment and benefits provided under this Agreement shall be in lieu of any severance payment to which you may be entitled under an "employee benefit plan" maintained by the Company or a subsidiary For purposes of this agreement, "cause" shall mean an act or acts involving fraud, embezzlement or theft from the Company, or your willful and repeated failure to follow the lawful directions of the Board of Directors consistent with your position with the Company that continues for at least ten (10) days following written notice from the Board of Directors of such failure to follow such directions.

     (b) In connection with the termination of your full-time employment agreement with the Company, you shall also be entitled to receive the benefits set forth in that certain letter dated July 8, 1996 from you to Dr. Fred Eshelman, a copy of which is attached as Exhibit B.

     4. LAPSE. Should you voluntarily leave employment prior to a change in control or if you are terminated for cause either prior to or after to a change in control, this Agreement shall lapse and be of no other force and effect and no compensation will be payable to you hereunder.

     5. SUCCESSORS; BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Financial Officer of the Company with a copy of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

     8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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     9. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,

                                        APPLIED BIOSCIENCE INTERNATIONAL INC.

                                        By:     /s/  Stephen L. Waechter
                                            -----------------------------------
                                                  Mr. Stephen L. Waechter
                                           Senior Vice President, Chief
                                            Financial Officer

AGREED TO EFFECTIVE AS OF
THE 25TH DAY OF SEPTEMBER,
1996

By: /s/  Dr. Kenneth H. Harper
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          Dr. Kenneth H. Harper

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